As filed with the U.S. Securities and Exchange Commission on February 9, 2024.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GE HealthCare Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	88-2515116
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

500 W. Monroe Street

Chicago, IL

60661

833-735-1139

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frank R. Jimenez, Esq.

500 W. Monroe Street

Chicago, IL

60661

833-735-1139

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Andrew L. Fabens

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

(212) 351-4000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

We are filing this registration statement (the “Registration Statement”) solely to replace our registration statement on Form S-1 (File No. 333-268797) (the “Prior Registration Statement”), filed with the Securities and Exchange Commission on December 14, 2022 (and as amended on December 29, 2022), that is scheduled to expire on January 3, 2026 pursuant to Rule 415(a)(5) under the Securities Act of 1933, as amended. This Registration Statement registers up to 1,598,279 shares that were previously registered pursuant to the Prior Registration Statement. In accordance with Rule 415(a)(6), effectiveness of this Registration Statement will be deemed to terminate the offering of securities on the Prior Registration Statement.

PROSPECTUS

GE HealthCare Technologies Inc.

GE HealthCare Technologies Inc. (“GE HealthCare,” “we,” “us,” “our” or the “Company”), is offering shares of common stock of the Company that may be issued under the GE HealthCare Technologies Inc. Mirror 2022 Long-Term Incentive Plan, the GE HealthCare Technologies Inc. Mirror 2007 Long-Term Incentive Plan and the GE HealthCare Technologies Inc. Mirror 1990 Long-Term Incentive Plan (the “GE HealthCare Mirror LTIPs”) with respect to restricted stock unit awards (including any performance stock unit awards) denominated in shares of common stock of the Company received in conversion of a portion of outstanding restricted stock unit awards (including any performance stock unit awards) of General Electric Company (“GE”) that were held immediately prior to the Company’s spin-off from GE (the “Spin-Off”) by a corporate employee or former employee of GE or one of its subsidiaries who, in either case, is not subject to China State Administration of Foreign Exchange requirements or a resident of Vietnam. Each such award will be subject to the terms of the applicable GE HealthCare Mirror LTIP. GE HealthCare will not receive any proceeds from the issuance of shares of common stock of the Company in connection with any such awards.

Our common stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “GEHC.”

In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” on page 3 and any risk factors described in any accompanying prospectus supplement, as well as the risk factors and other information contained in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference into this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated February 9, 2024.

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TRADEMARKS AND COPYRIGHTS

“GE HealthCare” and the GE Monogram Logo are trademarks of GE. Certain logos, trademarks, service marks, trade names, and copyrights referred to or incorporated by reference in this prospectus belong to us or are licensed for our use. Solely for convenience, we refer to our intellectual property assets in this prospectus without the ™, ®, and © symbols, but such references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to our intellectual property assets. Other logos, trademarks, service marks, trade names, and copyrights which may be referred to or incorporated by reference in this prospectus are the property of their respective owners, and our use or display of same should not be construed to imply a relationship with, or endorsement or sponsorship of us by, such other parties. In particular, Edison is a trademark licensed to us from the Charles Edison Fund.

INDUSTRY INFORMATION

This prospectus contains or incorporates by reference various historical and projected information concerning our industry, the markets in which we participate, and our positions in these markets. Some of this information is from industry publications and other third-party sources, and other information is from our own analysis of data received from these third-party sources, our own internal data, and market research that our management team commissions for our own evaluations and planning. All of this information involves a variety of assumptions, limitations and methodologies and is inherently subject to uncertainties, and therefore you are cautioned not to give undue weight to these estimates.

BASIS OF PRESENTATION

The rules of the U.S. Securities and Exchange Commission (the “SEC”) allow us to incorporate information by reference into this prospectus. This information incorporated by reference is considered to be part of this prospectus. See “Incorporation of Certain Information by Reference.” You should read both this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

We are responsible for the information incorporated by reference or contained in this prospectus, any applicable prospectus supplement or in any free writing prospectus prepared by or on behalf of us that we have referred to you. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus filed with the SEC and we take no responsibility for any other information that others may give you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock. Our business, operating results or financial condition may have changed since such date.

Unless the context otherwise requires, references in this prospectus to the “Company,” “GE HealthCare,” “we,” “us” and “our” refer to GE HealthCare Technologies Inc. and its direct and indirect subsidiaries.

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PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before you decide to invest in our common stock, you should carefully read the entire prospectus and the documents incorporated by reference herein, including the sections titled “Risk Factors” in this prospectus and any documents incorporated by reference herein. Some of the statements in the following summary constitute forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Statements.”

Introduction

GE HealthCare is a leading global medical technology, pharmaceutical diagnostics, and digital solutions innovator. We have approximately 51,000 colleagues dedicated to our mission to create a world where healthcare has no limits. We operate at the center of the healthcare ecosystem, enabling precision care by increasing health system capacity, enhancing productivity, digitizing healthcare delivery, and improving clinical outcomes while serving patients’ demand for greater efficiency, access, and personalized medicine. Our products, services, and solutions are designed to enable clinicians to make more informed decisions quickly and efficiently, improving patient care from diagnosis to therapy to monitoring. We have more than 125 years of experience and one of the strongest reputations in the global healthcare industry, built from our demonstrated record of delivering industry-defining innovation. This is complemented by our broad service capabilities and dedication to quality and integrity with a strong operational culture, deeply embedded in lean continuous improvement.

We generate revenue from the sale of medical devices, consumable products, service capabilities, and digital solutions. Precision care is expected to drive continued demand and the need for novel technologies and future innovation, as healthcare providers and researchers seek new solutions and tools for managing existing and new care pathways. The pursuit of precision care opportunities significantly expands our addressable industries to include integrated diagnostics, artificial intelligence and machine learning-based clinical decision support, highly personalized therapies enabled by more precise diagnostics, and remote patient monitoring. The scale and breadth of our portfolio, combined with our innovation capabilities, position us to be a leading enabler of precision care.

GE HealthCare has extensive reach throughout the global healthcare system for medical technology, pharmaceutical diagnostics, and digital solutions, underpinned by resilient, sustainable practices and products, and a commitment to growing access to care. We serve customers in approximately 160 countries with a global team of 9,900 sales professionals, 8,100 field service engineers, and a network of 43 manufacturing, assembly, and pharmaceutical production sites across 17 countries.

Our customers are healthcare providers and researchers, including public, private, and academic institutions. We are organized into four business segments that are aligned with the industries we serve: Imaging, Ultrasound, Patient Care Solutions, and Pharmaceutical Diagnostics. Our portfolio of solutions addresses the biggest challenges facing healthcare providers and patients today, including helping to drive better patient outcomes and improved productivity for customers. These qualities foster strong trust, loyalty, and partnership with our global customer base.

GE HealthCare is a Delaware corporation with corporate headquarters in Chicago, Illinois. On January 3, 2023, GE completed the previously announced spin-off of GE HealthCare (the “Spin-Off”).

Our Corporate Information

GE HealthCare Technologies Inc. was formed on May 16, 2022 to serve as a holding company for GE’s healthcare business in connection with the Spin-Off. Our corporate headquarters is located at 500 W. Monroe Street, Chicago, Illinois 60661, and our telephone number is 833-735-1139. Our website address is www.gehealthcare.com. Information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

THE OFFERING

Use of proceeds	The Company will not receive any proceeds from the shares of our common stock offered under the GE HealthCare Mirror LTIPs. See “Use of Proceeds.”

Risk factors	For a discussion of risks and uncertainties involved with an investment in our common stock, see “Risk Factors” on page 3 and any risk factors described in any accompanying prospectus supplement, as well as the risk factors and other information contained in the 2023 Form 10-K (as defined herein), which is incorporated by reference into this prospectus.

Listing	Our common stock is listed on Nasdaq under the symbol “GEHC.”

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision with respect to our securities, we urge you to carefully consider the risks described in the “Risk Factors” section of our 2023 Form 10-K filed with the SEC and incorporated by reference into this prospectus. The risks and uncertainties incorporated by reference into this prospectus are not the only ones we face. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business. If any of the matters discussed in the “Risk Factors” section of our 2023 Form 10-K were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected, the market price of our common stock could decline and you could lose all or part of your investment in our common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement, the documents incorporated by reference into this prospectus, and other written or oral statements that we make from time to time contain, or will contain, certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. The words “will,” “should,” “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. You should read this prospectus, and any accompanying prospectus supplement, as well as our 2023 Form 10-K, which is incorporated by reference herein, completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated or deemed to be incorporated by reference herein or therein are qualified by these cautionary statements. In particular, information included in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference into this prospectus under headings such as “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” contain forward-looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Any forward-looking statement speaks only as of the date on which it is made. Factors that could cause our actual results to differ materially from those described in our forward-looking statements include, but are not limited to:

•	operating in highly competitive markets;

•	our ability to successfully complete strategic transactions;

•	the actions or inactions of third parties with whom we partner and the various collaboration, licensing, and other partnerships and alliances we have with third parties;

•	demand for our products, services, or solutions and factors that affect that demand;

•	management of our supply chain and our ability to cost-effectively secure the materials we need to operate our business;

•	disruptions in our operations;

•	changes in third-party and government reimbursement processes, rates, contractual relationships, and mix of public and private payers, including related to government shutdowns;

•	our ability to attract and/or retain key personnel and qualified employees;

•	global geopolitical and economic instability, including as a result of the conflict between Ukraine and Russia, the conflict in Israel and surrounding areas, and the actions in the Red Sea region;

•	public health crises, epidemics, and pandemics, such as the Coronavirus Disease 2019 (“COVID-19”) and their effects on our business;

•	maintenance and protection of our intellectual property rights, as well as maintenance of successful research and development efforts with respect to commercially successful products and technologies;

•	the impact of potential information technology, cybersecurity, or data security breaches;

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compliance with the various legal, regulatory, tax, privacy, and other laws to which we are subject, such as the Foreign Corrupt Practices Act and similar anti-corruption and anti-bribery laws globally, and related changes, claims, inquiries, investigations, or actions;

•	our ability to control increases in healthcare costs and any subsequent effect on demand for our products, services, or solutions;

•	the impacts related to our increasing focus on and investment in cloud, edge, artificial intelligence, and software offerings;

•	the impact of potential product liability claims;

•	environmental, social, and governance matters;

•	our ability to operate effectively as an independent, publicly traded company; and

•	our level of indebtedness, as well as our general ability to comply with covenants under our debt instruments, and any related effect on our business.

These and other factors are more fully discussed in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference into this prospectus under headings such as “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Those cautionary statements are not exclusive and are in addition to other factors discussed elsewhere in this prospectus. Except as required by law, we assume no obligation to update or revise any forward-looking statements.

USE OF PROCEEDS

The Company will not receive any proceeds from the shares of our common stock offered under the GE HealthCare Mirror LTIPs.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a summary of the material terms of our capital stock contained in our certificate of incorporation and bylaws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our certificate of incorporation or our bylaws. The summary is qualified in its entirety by reference to such documents, which you must read (along with the applicable provisions of Delaware law) for complete information on our capital stock. Our certificate of incorporation and bylaws are included as exhibits to the registration statement of which this prospectus forms a part.

General

Pursuant to our certificate of incorporation, our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. The Board may establish the rights and preferences of the preferred stock from time to time. As of January 30, 2024, we had 455,357,229 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Dividends

Holders of shares of our common stock are entitled to receive dividends when, as and if declared by the Board at its discretion out of funds legally available for that purpose, subject to the preferential rights of any preferred stock that may be outstanding. The timing, declaration, amount, and payment of future dividends will depend on our financial condition, earnings, capital requirements, and debt service obligations, as well as legal requirements, regulatory constraints, industry practice, and other factors that the Board deems relevant. Additionally, the terms of the indebtedness we incurred in connection with the Spin-Off limit our ability to pay cash dividends. The Board will make all decisions regarding our payment of dividends from time to time in accordance with applicable law.

Voting Rights

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of our common stock do not have cumulative voting rights.

Other Rights

Subject to the preferential liquidation rights of any preferred stock that may be outstanding, upon our liquidation, dissolution, or winding-up, the holders of our common stock are entitled to share ratably in our assets legally available for distribution to our stockholders.

Fully Paid

The issued and outstanding shares of our common stock are fully paid and non-assessable. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable. The holders of our common stock will not have preemptive rights or preferential rights to subscribe for shares of our capital stock.

Preferred Stock

Our certificate of incorporation authorizes the Board to designate and issue from time to time one or more series of preferred stock without stockholder approval. The Board may fix and determine the designations, powers, preferences and relative, participating, optional, or other rights of each series of preferred stock. There are no present plans to issue any shares of preferred stock.

Certain Provisions of Delaware Law, Our Certificate of Incorporation, and Our Bylaws

Certificate of Incorporation and Bylaws

Certain provisions in our certificate of incorporation and our bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board and to discourage certain types of transactions that may involve an actual or threatened change of control.

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Vacancies. Our certificate of incorporation provides that any vacancies created on the Board resulting from any increase in the authorized number of directors and any vacancies in the Board resulting from death, retirement, disqualification, resignation, removal from office, or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy on the Board will hold office for a term expiring at the next annual meeting of stockholders and until his or her successor is duly elected and qualified.

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Blank Check Preferred Stock. Our certificate of incorporation authorizes the Board to issue, without any further vote or action by the stockholders, up to 100,000,000 shares of preferred stock from time to time in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designations, powers (including voting powers), preferences, and relative participating, optional, or other rights, if any, and any qualifications, limitations, or restrictions, if any, of the shares of such series. The ability to issue such preferred stock could discourage potential acquisition proposals and could delay or prevent a change in control.

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No Stockholder Action by Written Consent. Our certificate of incorporation expressly excludes the right of our stockholders to act by written consent. Stockholder action must take place at an annual meeting or at a special meeting of our stockholders.

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Special Stockholder Meetings. Our bylaws provide that the Board or a stockholder of record who is acting on behalf of one or more beneficial owners who collectively hold at least 25% of our outstanding shares is able to call a special meeting of stockholders.

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Requirements for Advance Notification of Stockholder Nominations and Proposals. Under our bylaws, stockholders of record are able to nominate persons for election to the Board or bring other business constituting a proper matter for stockholder action only by providing proper notice to our secretary. In the case of annual meetings, proper notice must be given between 90 and 120 days prior to the first anniversary of the prior year’s annual meeting; however, if (A) the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting, (B) no annual meeting was held during the prior year, or (C) with respect to the first annual meeting after the Spin-Off, the notice by the stockholder to be timely must be received (1) no earlier than 120 days before such annual meeting and (2) no later than the later of 90 days before such annual meeting and the tenth day after the earlier of the day on which the notice of such annual meeting was first made by mail or public disclosure. In the case of special meetings, proper notice must be given no earlier than 120 days prior to the relevant meeting and no later than the later of 90 days prior to such meeting and the tenth day after the earlier of the day on which the notice of such annual meeting was first made by mail or public disclosure. Such notice must include information specified in the bylaws with respect to each stockholder nominating persons for election to the Board or proposing other business and certain related persons, information with respect to such person’s nominees to the Board (if applicable), and certain representations and undertaking relating to the nomination or proposal, in each case as specified in our bylaws.

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Proxy Access. Our bylaws allow one or more stockholders (up to 20, collectively), owning at least 3% of our outstanding shares continuously for at least three years, to nominate for election to the Board and to be included in our proxy materials up to the greater of two individuals or 20% of the Board, only by sending proper notice to our secretary.

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Cumulative Voting. Delaware General Corporation Law (the “DGCL”) provides that stockholders are denied the right to cumulate votes in the election of directors unless a company’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

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Amendments to Certificate of Incorporation and Bylaws. The DGCL provides that the affirmative vote of holders of a majority of a company’s voting stock then outstanding is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation specifies a higher threshold. Our certificate of incorporation does not provide for a higher threshold. The DGCL also provides that a board of directors may be granted authority to amend a corporation’s bylaws if so stated in the corporation’s certificate of incorporation, and our certificate of incorporation provides that the Board may amend our bylaws. Under the DGCL, stockholders also have the power to amend bylaws, and our bylaws provide that they may be amended by the affirmative vote of a majority of the voting power of shares of stock present in person or represented by proxy and entitled to vote thereon.

Delaware Takeover Statute

We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.

Limitation on Liability of Directors and Indemnification of Directors and Officers

Delaware law authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties as directors or officers, as applicable, and our certificate of incorporation includes such an exculpation provision. Our bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of GE HealthCare, or for serving at our request as a director, officer, employee, or agent at another corporation or enterprise, as the case may be. Our bylaws also provide that we must indemnify and advance expenses to our directors, officers, and employees, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL.

The limitation of liability and indemnification provisions that are included in our certificate of incorporation and bylaws, respectively, may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, investment in our common stock may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers, or employees for which indemnification is sought.

Exclusive Forum

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery located within the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent, or stockholder to us or our stockholders, any action asserting a claim arising pursuant to the DGCL, the certificate of incorporation, or the bylaws, or any action asserting a claim governed by the internal affairs doctrine. However, if the Court of Chancery within the State of Delaware lacks jurisdiction over such action or proceeding, the action may be brought in another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then in the United States District Court for the District of Delaware. Additionally, our certificate of incorporation states that the foregoing provision will not apply to claims arising under the Securities Act, the Exchange Act, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or stockholders, which may discourage lawsuits with respect to such claims. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company.

Listing

Our common stock is listed on Nasdaq under the symbol “GEHC.”

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of certain U.S. federal income tax consequences applicable to awards granted under the GE HealthCare Mirror LTIPs based on the federal income tax laws in effect on the date of this registration statement. This summary is not intended to be exhaustive and does not address all matters relevant to a particular participant based on their specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Section 409A of the Internal Revenue Code of 1986 (the “Code”)), or other tax laws other than U.S. federal income tax law. Because individual circumstances may vary, we advise all participants to consult their own tax advisor concerning the tax implications of awards granted under the GE HealthCare Mirror LTIPs.

Stock Options and SARs

The grant of a stock option or stock appreciation right (“SAR”) generally creates no tax consequences for the participant or GE HealthCare. A participant generally has no taxable income upon exercise of an incentive stock option (“ISO”), except that the alternative minimum tax may apply. Upon exercise of a stock option other than an ISO, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise price. Upon exercise of a SAR, a participant generally must recognize ordinary income equal to the fair market value of the amount received.

When disposing of shares acquired by exercise of an ISO before the end of the applicable ISO holding periods (two years after the date of grant and one year after the exercise of the ISO), the participant generally must recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of a stock option (including an ISO for which the requisite holding periods are met) generally will result in only capital gain or loss.

Other Awards

Awards of restricted stock, restricted stock units, performance shares and other stock-based awards under the GE HealthCare Mirror LTIPs generally will result in ordinary income to the participant at the later of the time of delivery of cash, shares, or other awards, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered cash, shares or other awards (except to the extent recipients of restricted stock awards .elect to be taxed at the time of grant under Section 83(b) of the Code).

Limitations on Deductibility by GE HealthCare

Section 162(m) of the Code limits the deductibility for federal income tax purposes of certain compensation paid to any “covered employee” in excess of $1 million. For purposes of Section 162(m) of the Code, the term “covered employee” includes any individual who serves as chief executive officer, chief financial officer or one of the other three most highly compensated executive officers for any calendar year. It is expected that compensation deductions for any covered employee with respect to awards under the GE HealthCare Mirror LTIPs will be subject to the $1 million annual deduction limitation. GE HealthCare may grant awards under the GE HealthCare Mirror LTIPs or otherwise that are or may become non-deductible when it believes doing so is in the best interests of GE HealthCare and its stockholders.

PLAN OF DISTRIBUTION

As of January 3, 2023 (the “Distribution Date”), a portion of each outstanding GE restricted stock unit award (including any performance stock unit award) held immediately prior to the Spin-Off by a corporate employee or former employee of GE or one of its subsidiaries who, in either case, was not subject to China State Administration of Foreign Exchange requirements or a resident of Vietnam was converted into a respective restricted stock unit award denominated in shares of our common stock. The registration statement of which this prospectus forms a part covers these awards.

As of the Distribution Date, each outstanding GE stock option and restricted stock unit award (including any performance stock unit award) that was held immediately prior to the Spin-Off by an employee of GE HealthCare or one of its subsidiaries was converted into a respective stock option or restricted stock unit award denominated in shares of our common stock. The registration statement of which this prospectus forms a part does not cover these awards, which were instead registered by the Company on Registration Statements on Form S-8 (Registration Nos. 333-269784 and 333-269047).

Each of our converted awards are generally subject to the same terms, vesting conditions and other restrictions that applied to the original GE award immediately before the Spin-Off, except that performance-vesting conditions, as applicable, were adjusted to reflect the Spin-Off.

CERTAIN LEGAL MATTERS

Certain legal matters in connection with the offered shares of common stock will be passed upon for us by Gibson, Dunn & Crutcher LLP.

EXPERTS

The financial statements of GE HealthCare Technologies Inc. as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023 incorporated by reference in this prospectus, and the effectiveness of GE HealthCare Technologies Inc.’s internal control over financial reporting as of December 31, 2023 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act. This prospectus is part of the registration statement but the registration statement includes additional information and exhibits. We file annual, quarterly and special reports and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

Our SEC filings are also available to the public free of charge on the investor relations portion of our website located at https://investor.gehealthcare.com. Information on, or accessible through, our website is not incorporated by reference herein and is not otherwise intended to be part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus certain information we have filed with the SEC. This means that we disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless specifically listed below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus. We incorporate by reference the documents listed below (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 6, 2024;

•

the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 5, 2023, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2022;

•

the description of our common stock contained in our registration statement on Form 10 pursuant to which we registered our common stock under Section 12 of the Exchange Act, initially filed with the SEC on October 11, 2022, as updated by the description of our common stock contained in Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2022, and as subsequently amended or updated; and

•	our Current Report on Form 8-K filed with the SEC on February 5, 2024.

Any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any prospectus supplement or free writing prospectus provided to you by us modifies or supersedes the original statement.

The reports and documents incorporated by reference into this prospectus are available to the public free of charge on the investor relations portion of our website located at https://investor.gehealthcare.com.

We also hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the reports or documents that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:

GE HealthCare Technologies Inc.

500 W. Monroe Street

Chicago, Illinois 60661

Attention: Investor Relations

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the registrant in connection with the issuance of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$2,208.68	*
Legal fees and expenses	25,000.00
Accounting fees and expenses	100,000.00
Printing expenses	20,000.00
Total	$147,208.68

*

Pursuant to Rule 415(a)(6) under the Securities Act, the registrant carried forward a registration fee of $2,208.68 that was previously paid by the registrant relating to certain securities (the “Carry-Forward Securities”) registered under the Registration Statement on Form S-1 (File No. 333-268797), initially filed with the Securities and Exchange Commission on December 14, 2022 and declared effective on January 3, 2023 (the “Prior Registration Statement”).

Item 15.	Indemnification of Directors and Officers.

Delaware law authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties as directors or officers, as applicable, and our certificate of incorporation includes such an exculpation provision. Our bylaws include provisions that indemnify, to the fullest extent allowable under the Delaware General Corporation Law (“DGCL”), the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Company, or for serving at our request as a director, officer, employee, or agent at another corporation or enterprise, as the case may be. Our bylaws also provide that we must indemnify and advance expenses to our directors, officers, and employees, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL.

The limitation of liability and indemnification provisions that are included in our certificate of incorporation and bylaws, respectively, may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers, or employees for which indemnification is sought.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

We currently maintain insurance policies which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company.

We have entered into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Item 16.	Exhibits.

Number	Description

2.1	Separation and Distribution Agreement, dated November 7, 2022, by and between General Electric Company and the Registrant, as amended (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 4, 2023).†

4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 29, 2022).

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 29, 2022).

4.3	GE HealthCare Mirror 2022 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.12 of GE Healthcare Holding LLC’s Registration Statement on Form S-1 as filed with the SEC on December 14, 2022).

4.4	GE HealthCare Mirror 2007 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.13 of GE Healthcare Holding LLC’s Registration Statement on Form S-1 as filed with the SEC on December 14, 2022).

4.5	GE HealthCare Mirror 1990 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.14 of GE Healthcare Holding LLC’s Registration Statement on Form S-1 as filed with the SEC on December 14, 2022).

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).

107	Filing Fee Table.

†	Certain portions of this exhibit have been redacted pursuant to Item 601(b)(2)(ii) and Item 601(b)(10)(iv) of Regulation S-K, as applicable. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon its request.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, That:

Paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on February 9, 2024.

GE HealthCare Technologies Inc.

By:	/s/ Peter J. Arduini
Name: Peter J. Arduini
Title: President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each director whose signature appears below constitutes and appoints Frank R. Jimenez and Jenny L. Lauth, and each of them, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments and registration statements filed pursuant to Rule 462(b) and otherwise, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on February 9, 2024.

Signature	Title	Date

/s/ Peter J. Arduini Peter J. Arduini	Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2024

/s/ James K. Saccaro James K. Saccaro	Chief Financial Officer (Principal Financial Officer)	February 9, 2024

/s/ George A. Newcomb George A. Newcomb	Chief Accounting Officer (Principal Accounting Officer)	February 9, 2024

/s/ H. Lawrence Culp, Jr. H. Lawrence Culp, Jr.	Chairman of the Board of Directors	February 9, 2024

/s/ Rodney F. Hochman Rodney F. Hochman	Director	February 9, 2024

/s/ Lloyd W. Howell, Jr. Lloyd W. Howell, Jr.	Director	February 9, 2024

/s/ Risa Lavizzo-Mourey Risa Lavizzo-Mourey	Director	February 9, 2024

/s/ Catherine Lesjak Catherine Lesjak	Director	February 9, 2024

/s/ Anne T. Madden Anne T. Madden	Director	February 9, 2024

/s/ Tomislav Mihaljevic Tomislav Mihaljevic	Director	February 9, 2024

/s/ William J. Stromberg William J. Stromberg	Director	February 9, 2024

/s/ Phoebe L. Yang Phoebe L. Yang	Director	February 9, 2024

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